Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Highlights Strategies to

Deliver Sustainable, Profitable Growth at CAGNY

BOCA RATON, Fla. – Feb. 19, 2013 – At the Consumer Analyst Group of New York (CAGNY) conference today, executives of Mondelēz International, Inc. (NASDAQ: MDLZ) highlighted the company’s competitive advantages as a more focused, growth company.

“I’m bullish about our future,” said Irene Rosenfeld, Chairman and CEO. “Although our top-line growth was disappointing in the back half last year, the quality of underlying revenue and earnings growth provides strong momentum as we enter 2013.”

Rosenfeld affirmed the company’s 2013 organic revenue growth outlook at the low end of its long-term target of 5 to 7 percent. She noted that growth will accelerate in the second half as the impact of lower coffee pricing and capacity constraints begin to abate by mid-year.

Multiple Competitive Advantages

“We have an advantaged geographic footprint, an enviable portfolio of iconic brands and innovation platforms, a virtuous cycle driving strong underlying operating momentum and a long runway of growth opportunities,” Rosenfeld said. “As a result, we’re well-positioned for sustainable, profitable growth, and I’m confident in our ability to deliver top-tier financial results.”

Rosenfeld showcased Mondelēz International’s leading positions in fast-growing categories, with nearly three-quarters of its net revenue coming from snacks. Globally, the Biscuits and Chocolate categories have each grown 6 percent annually since 2009. Gum and Candy grew 5 percent, while Coffee and Powdered Beverages were up 10 percent and 7 percent, respectively.

GDP growth per capita in developing markets will continue to be a key driver of these gains. With more than 40 percent of the company’s sales from developing markets, Mondelēz International is well-positioned to take advantage of this growth.

Rosenfeld also highlighted several ongoing growth opportunities. She cited examples of how the company is leveraging iconic Power Brands such as Oreo and global innovation platforms like Bubbly chocolate to drive growth. She also discussed how the company is increasing distribution in modern and traditional trade channels as well as entering white-space markets.

Generating Strong Cash Flow, Returning Cash to Shareholders, Improving ROIC

Dave Brearton, Executive Vice President and CFO, provided investors with an update on the company’s cash flow and capital structure. He said the company expects to generate about $4 billion of free cash flow over the next two years. This will fund the cash impact of the company’s 2012-2014 Restructuring Program as well as cash to pay dividends, leaving approximately $1 billion available for other uses.

Reinvesting in the business to drive growth will continue to be the top priority for cash. To support this growth, the company plans to increase capital investments to approximately 5 percent of net revenues in 2013 and 2014, focusing on expanding capacity in developing markets.

Even after funding growth opportunities, Brearton noted opportunities to return cash to shareholders through dividend increases and/or share repurchases. He said the current annual dividend of $0.52 per share will increase over time at a lower rate than EPS growth, but with a dividend payout ratio that would not fall below 30 percent.

In addition, Brearton said that management would ask the board for a multi-year authorization to repurchase shares to offset dilution from stock options later this year. The cash cost of such a program would be approximately $300-400 million per year.

Brearton underscored that the company would maintain an investment-grade rating with access to A2/P2 commercial paper.

Brearton concluded with a commitment to steady improvement in return on invested capital, targeting an increase of 30 to 50 basis points per year. Double-digit earnings growth and tight management of working capital and capital expenditures will drive the improvement.

Mondelēz International’s presentation was accompanied by slides. Access to a replay of the CAGNY webcast with accompanying slides is available at www.mondelezinternational.com.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2012 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in chocolate, biscuits, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Cadbury, Cadbury Dairy Milk and Milka chocolate, Jacobs coffee, LU, Nabisco and Oreo biscuits, Tang powdered beverages and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com and www.facebook.com/mondelezinternational.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words such as “deliver,” “affirmed,” “will,” “expects,” “priority,” “plans,” “commitment” and similar expressions are intended to identify our forward-looking statements, including but not limited to, statements that we are bullish about the future; strong momentum as we enter 2013; 2013 organic revenue growth; second half growth; competitive advantages; sustainable, profitable growth; top-tier financial results; GDP growth per capita in developing markets; ongoing growth opportunities; modern and traditional trade channels and white space; cash flow; priorities for cash; plans for capital investments; dividends; share repurchase plans; investment grade ratings; and steady improvement in return on invested capital. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, increased competition, continued volatility in input costs, pricing actions, continued weakness in economic conditions, risks from operating globally and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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